Exhibit 99.2

CFO Commentary on First Quarter 2015 Results

Summary

The first quarter 2015 results compared to last year’s first quarter were as follows:

•	Revenue of $322.9 million increased 3.9% from $310.7 million. The current year includes $8.5 million partial month revenue related to recently acquired CENTRIA
•	Gross margin of 22.3% increased over the comparable prior year period by 320 basis points
•	Operating income increased to $4.6 million compared to a loss of $3.2 million in the prior year period
•	Net loss applicable to common shares was $0.3 million compared to the prior year period loss of $4.3 million
•	Net loss per diluted common share was ($0.00) compared to the prior year loss of ($0.06)
•	*Adjusted EBITDA grew to $19.6 million from the prior year period’s $8.0 million

* Reconciliations of non-GAAP financial measures to the nearest GAAP measure are included in the Company’s financial tables accompanying this CFO Commentary.

Revenue

Revenue of $322.9 million was up by 3.9% from a year ago. However, this quarter includes a partial month of activity (approximately 16 days) for recently acquired CENTRIA, which produced revenue during that time of $8.5 million. The performance of our three operating segments was as follows:

•	Coater’s third-party revenue of $24.4 million decreased by 0.8% with third-party volumes up by 1% versus last year’s first quarter results. Total revenue, including intercompany activity increased 2.5%.

•	Component’s third-party revenue of $154.0 million increased by 10.5% with third-party volumes up by 1.4% compared to last year’s first quarter. Adjusted to exclude CENTRIA, third-party revenue increased approximately 4.4% and volumes increased by 1.4%.

•	Building’s third-party revenue of $144.5 million decreased by 1.5% with third-party volumes down by 6.9% versus last year’s comparable quarter.

Gross Margin

Gross profit increased to $72.1 million, up $12.9 million from last year’s first quarter. Our investments to improve our manufacturing responsiveness and focus on value oriented commercial discipline are beginning to be reflected in our improving gross margins.

Gross Margin Reconciliation: Q1’14 to Q1’15 (19.1% to 22.3%, up 320 basis points)
[note: point attributions are approximate]

•	+ 190 bps:	Commercial discipline and value oriented pricing
•	+ 90 bps:	Production and logistic efficiency improvements
•	+ 70 bps:	Improving product mix, including increased architectural insulated panels
•	- 30 bps:	Prior year insurance gain not recurring in the current period.

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ESG&A Expenses

ESG&A expenses were $62.9 million, up $1.5 million from prior year first quarter. ESG&A expenses as a percent of revenues decreased from 19.8% last year to 19.5% in the current quarter. The change in ESG&A expenses over the prior year is attributable primarily to the following:

•	approximately $1.6 million increase for the partial month of CENTRIA acquired during the period.

Income Tax Provision

Our effective income tax benefit rate was unusually high at 60.4% due to the enactment of the Tax Increase Prevention Act, signed in December 2014, which resulted in a discrete benefit recognized during the current period.

*Adjusted EBITDA

*Adjusted EBITDA increased $11.6 million from $8.0 million last year to $19.6 million in the current quarter. The increase in Adjusted EBITDA is attributable to the following:

•	+ $14.4	million improvements in product mix, production and logistic efficiencies, commercial discipline and value based pricing
•	+ $ 0.6	million partial month contribution from recently acquired CENTRIA
•	- $ 2.2	million net effect of lower business volumes primarily in our Buildings segment
•	- $ 0.9	million from foreign currency transaction losses and other income/expense items
•	- $ 0.3	million from other items

Working Capital

Our average days sales outstanding for the quarter improved to 35.5 days, compared to 36.9 days in the prior year same period. Our average days in inventory outstanding increased to 50.8 days, compared to 49.1 days in the prior year. And finally, our average days in payables outstanding declined to 32.5 days compared to 35.1 days from the same period of the prior year.

Q2 2015 Outlook

The following are our current expectations for certain financial items for our second fiscal quarter of 2015, which will include the activities of CENTRIA for the full quarter.

ESG&A Expenses

We expect our ESG&A expenses to range between $74 million and $77 million. This amount will include the full quarter of activity for CENTRIA, which was acquired in January, 2015.

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Intangible asset amortization

We expect our intangible asset amortization to range between $4.0 million and $4.5 million. This quarterly estimate includes approximately $2 million for amortization of short lived assets related to the CENTRIA acquisition which will continue through the fourth quarter of fiscal 2015. For comparison, total intangible amortization expense in the second quarter of 2014 was only $1.0 million.

Interest Expense

We expect our interest expense, related to our new $250 million 8.25% Senior Notes, our Term Loan Facility, amortization of deferred financing costs and costs from our ABL Facility, to range between $8.4 million and $8.9 million.

Effective Tax Rate

We expect our tax rate for the upcoming quarter to range between 35% and 38%. However, we continue to expect volatility in our quarterly tax rate as slight changes in earnings will have an outsized impact on the effective tax rate given the seasonal variation in earning levels that typically occur. Our quarterly effective tax rate percentage can and has varied significantly from expectations as a result.

Diluted Shares

We expect our weighted average diluted common share count used in calculating our earnings per share to be approximately 73.2 million for the upcoming quarter and 75.8 million for fiscal 2015. This compares to the 73.0 million shares used in the calculation of diluted EPS for the first quarter of 2015. The variation in the share count is driven by the inclusion or exclusion of common stock equivalents in the EPS calculation for each period, which depends on whether they are dilutive or antidilutive to the calculation in that period.

Balance Sheet and Cash Flow Items

We expect our total capital expenditures in fiscal 2015 to range between $26 million and $32 million with the inclusion of CENTRIA.

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Forward-Looking Statements

Certain statements and information in this CFO Commentary may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “plan,” “intend,” “foresee,” “guidance,” “potential,” “expect,” “should,” “will” “continue,” “could,” “estimate,” “forecast,” “goal,” “may,” “objective,” “predict,” “projection,” or similar expressions are intended to identify forward-looking statements (including those contained in certain visual depictions) in this CFO Commentary. These forward-looking statements reflect the Company’s current expectations and/or beliefs concerning future events. The Company has made every reasonable effort to ensure that the information, estimates, forecasts and assumptions on which these statements are based are current, reasonable and complete. However, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company’s actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to, our ability to integrate CENTRIA with the Company’s business and to realize the anticipated benefits of such Acquisition, ability to make strategic acquisitions accretive to earnings; industry cyclicality and seasonality and adverse weather conditions; ability to service or refinance the Company’s existing debt, including its 8.250% Senior Notes due 2023, and ability to obtain future financing; ability to comply with financial tests and covenants contained in the Company’s existing and future debt obligations; operational limitations or restrictions in connection with the Company’s debt; recognition of asset impairment charges; fluctuations in customer demand; retention and replacement of key personnel; enforcement and obsolescence of intellectual property rights; commodity price increases and/or limited availability of raw materials, including steel; competitive activity and pricing pressure; increases in energy prices; challenging economic conditions affecting the nonresidential construction industry; volatility in the U.S. economy and abroad generally, and in the credit markets; hazards that may cause personal injury or property damage, thereby subjecting the Company to liabilities and possible losses, which may not be covered by insurance; breaches of the Company’s information system security measures and damage to our major information management systems; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters; costs related to environmental cleanups and liabilities; changes in laws or regulations, including the Dodd-Frank Act; the volatility of the Company’s stock price, the dilutive effect on the Company’s common stockholders of potential future sales of the Company’s common stock held by our sponsor; and substantial governance and other rights held by our sponsor. See also the “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2014 and in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended February 1, 2015 and in other reports we file with the SEC, which identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

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NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,

AMORTIZATION AND OTHER NONCASH ITEMS (ADJUSTED EBITDA)

(In thousands)

(Unaudited)

	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	Trailing 12 Months
	May 4,	August 3,	November 2,	February 1,	February 1,
	2014	2014	2014	2015	2015
Net income (loss)	$(4,905)	$6,089	$14,259	$(320)	$15,123
Add:
Depreciation and amortization	8,941	8,994	9,220	9,731	36,886
Consolidated interest expense, net	3,035	3,142	3,053	3,980	13,210
Provision (benefit) for income taxes	(3,057)	2,837	4,215	(490)	3,505
Restructuring charges	-	-	-	1,477	1,477
Gain on insurance recovery	(324)	-	-	-	(324)
Secondary offering costs	50	-	-	-	50
Strategic development and acquisition related costs		1,486	3,512	1,729	6,727
Short lived acquisition method inventory fair value adjustments	-	-	-	583	583
Non-cash charges:
Share-based compensation	2,563	2,404	2,022	2,933	9,922
Embedded derivative	-	-	-	-	-

Adjusted EBITDA (1)	$6,303	$24,952	$36,281	$19,623	$87,159

	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	Trailing 12 Months
	April 28,	July 28,	November 3,	February 2,	February 2,
	2013	2013	2013	2014	2014
Net income (loss)	$(5,342)	$(12,192)	$8,276	$(4,258)	$(13,516)
Add:
Depreciation and amortization	8,809	9,066	9,012	8,767	35,654
Consolidated interest expense, net	6,149	5,130	3,334	3,100	17,713
Provision (benefit) for income taxes	(2,506)	(9,933)	5,410	(2,506)	(9,535)
Debt extinguishment costs, net	-	21,491	-	(987)	20,504
Gain on insurance recovery	-	-	(1,023)	-	(1,023)
Unreimbursed business interruption costs	-	-	500		500
Secondary offering costs	-	-		704	704
Non-cash charges:
Share-based compensation	3,445	3,448	4,565	3,179	14,637
Embedded derivative	(4)	(50)	-	-	(54)

Adjusted EBITDA (1)	$10,551	$16,960	$30,074	$7,999	$65,584

(1)	The Company’s Credit Agreement defines Adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain non-recurring charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Loan Facility, the Company entered into an Asset-Based Lending facility which has substantially the same definition of Adjusted EBITDA except that the ABL facility caps certain non-recurring charges. The Company is disclosing Adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.

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